UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

    Date of report (Date of earliest event reported) August 15, 2011

ESCALADE, INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation)

0-6966	13-2739290
(Commission File Number)	(IRS Employer Identification No.)

817 Maxwell Avenue, Evansville, Indiana	47711
(Address of Principal Executive Offices)	(Zip Code)

(812) 467-4449
(Registrant ’ s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01   Other Events.

On August 15, 2011, the Company issued a press release announcing that a dividend of twenty-five cents ($0.25) per share would be paid to all shareholders of record on August 25, 2011 and disbursed on September 2, 2011. Additionally, the Board of Directors declared its intention to consider paying dividends on a quarterly basis in the future. These future dividend payments will be determined and declared at the Board’s discretion.

In addition to the dividend declaration, the Company has approved a plan to discontinue use of its Oracle ERP system. A replacement system is expected to be in service by the end of fiscal year 2011. As a result of this decision, the Company will shorten the economic life of this asset which will result in an acceleration of depreciation expense of approximately $2.2 million ($1.4 million, net of tax) for each of the next two quarters. This additional depreciation expense in 2011 of approximately $4.4 million ($2.8 million, net of tax) is a non-cash adjustment, but will reduce 2011 EPS by approximately $0.22.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)           Exhibits

EXHIBIT NUMBER	DESCRIPTION
99.1	Press release dated August 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, Escalade, Incorporated has duly caused this report to be signed on its behalf in Evansville, Indiana by the undersigned hereunto duly authorized.

Date: August 15, 2011	ESCALADE, INCORPORATED

	By:	/s/ DEBORAH J. MEINERT

Deborah J. Meinert, Vice President and Chief Financial Officer